Exhibit 99.1

Nordson Corporation Reports Fiscal Year 2013 Second Quarter Results

  Sales grow 21 percent over prior year’s second quarter to a record $382 million, inclusive of 7 percent organic growth
  Operating profit improves over prior year’s second quarter to $82 million, with operating margin of 22 percent
  GAAP Diluted EPS was $0.84 for the quarter
  Third quarter 2013 guidance: sales expected to increase 6 to 10 percent over prior year; diluted EPS in the range of $1.00 to $1.09

WESTLAKE, Ohio--(BUSINESS WIRE)--May 23, 2013--Nordson Corporation (Nasdaq: NDSN) today reported results for the second quarter of fiscal year 2013. For the quarter ending April 30, 2013, sales were $382 million, a 21 percent increase over the prior year’s second quarter. This increase in sales included a 7 percent increase in organic volume, a 16 percent increase related to the first year effect of acquisitions, and a negative 2 percent impact related to unfavorable effects of currency translation compared to the same period a year ago. Operating profit was $82 million, net income was $55 million, and diluted earnings per share were $0.84. Prior year second quarter sales, operating profit, net income and diluted earnings per share were $315 million, $77 million, $52 million and $0.80, respectively.

“Our team continued to deliver value to our customers at a high level across the diverse end markets we serve, while also focusing on continuous improvement initiatives, resulting in another excellent quarter,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Sales, operating profit, net income and earnings per share all improved on a year-over-year basis and were in line with our guidance. The 7 percent organic sales growth outpaced levels recently reported by many industrial companies, and our operating margin was very solid at 22 percent. On a sequential basis, we leveraged strong top line growth of 10 percent to generate incremental operating margin of 59 percent. We delivered this strong performance while continuing to fund strategic growth initiatives, introducing a variety of new products, and further integrating recently acquired businesses. Also during the quarter we executed on our strategy of returning value to our shareholders by investing $22 million for the repurchase of shares and by distributing approximately $10 million in dividends during the quarter. Free cash flow in the quarter before dividends was $47 million and our balance sheet has significant capacity for ongoing investments. Overall, our team continued to execute at a high level worldwide.”

Second Quarter Segment Results
“Nordson delivered organic sales volume growth in all three operating segments and every geography during the quarter,” said Hilton. “We continued to meet the needs of our customers efficiently, resulting in strong operating margin performance in every segment.

“Sales volume in Adhesive Dispensing Systems improved by 30 percent compared to the second quarter a year ago,” continued Hilton. “The first year effect of acquisitions generated most of the increase, with organic volume improving by 1 percent. The segment’s operating margin was 26 percent, up 2 percentage points from the first quarter, as operating performance for both legacy product lines and recent acquisitions improved sequentially.

“In Advanced Technology Systems, second quarter organic sales volume grew by 14 percent over the prior year. Volume expanded in every geography as demand for our precision dispensing and fluid management solutions in mobile electronic device, medical and other niche markets remained solid. Segment operating margin was 25 percent and is inclusive of the strategic investments we have described in previous quarters. On a sequential basis, operating margin improved by 6 percentage points.

“Industrial Coating Systems sales volume increased by 24 percent over the prior year, inclusive of 13 percent organic growth. The organic growth included most product lines and geographies and continued to be driven by the investments of durable goods manufacturers. Industrial Coating operating margin in the quarter was 15 percent, a strong level for this segment. The integration of last year’s Sealant Equipment acquisition remains on track.”

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation table.

Fiscal Year-to-Date Results
For the first half of fiscal year 2013, sales were $729 million, a 25 percent volume increase over the prior year’s first half sales. This increase in sales included an 8 percent increase in organic volume and a 17 percent increase related to the first year effect of acquisitions. Unfavorable currency translation effects reduced sales by approximately 1 percent compared to the same period a year ago. Operating profit grew 8 percent over the prior year to $144 million, net income was $97 million, and GAAP diluted earnings per share were $1.49. Prior year first half sales, operating profit, net income and diluted earnings per share were $591 million, $133 million, $90 million and $1.38.

“Our first half organic growth of 8 percent eclipsed global GDP by a considerable margin,” said Hilton, “Profitability remained strong while we continued to execute on initiatives that will drive growth, performance and sustainable competitive advantage over the long term.”

Order Rates and Backlog
Order rates for the 12-week period ending May 19, 2013, measured in constant currency, decreased by 2 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables, with pro-forma growth in order rates calculated as though fiscal year 2012 acquisitions were owned in both years.

Backlog at the end of the second quarter was approximately $200 million, an increase of 3 percent compared to the end of the second quarter a year ago, and an increase of 7 percent compared to the end of the first quarter of fiscal 2013. Backlog amounts are calculated at April 30, 2013 exchange rates.

Outlook
For the third quarter of fiscal 2013, sales are expected to be in the range of $404 million to $419 million, an increase of 6 to 10 percent as compared to the third quarter a year ago. This growth is inclusive of organic volume growth of 0 to 4 percent, 7 percent growth from the first year effect of acquisitions, and a negative 1 percent currency translation effect based on the current exchange rate environment. Diluted earnings per share are expected to be in the range of $1.00 to $1.09.

“At the midpoint of our third quarter guidance we are forecasting organic sales growth of about 2 percent, a solid level against both a period of very strong growth a year ago and a relatively low growth macroeconomic backdrop,” said Hilton. “On a sequential basis, the midpoint of our sales guidance represents growth of 8 percent, and we expect to leverage this growth to generate operating margin performance of around 24 percent in the third quarter.

“Overall, our strategic initiatives, previously described, are progressing as planned, our continuous improvement efforts continue to gain momentum, and our acquisition integration efforts are on track. Nordson’s long term outlook remains very bright, as we will continue to apply our model of differentiated, best-in-class technology and direct global sales and service to a diverse set of growing end markets.”

Nordson will broadcast its second-quarter conference call on its web site at www.nordson.com/investors on Friday, May 24, 2013 at 8:30 a.m. eastern time. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or jim.jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation engineers, manufactures and markets differentiated products and systems used for the precision dispensing of adhesives, coatings, sealants, biomaterials, polymers, plastics and other materials, fluid management, test and inspection, UV curing and plasma surface treatment, all supported by application expertise and direct global sales and service. Nordson serves a wide variety of consumer non-durable, durable and technology end markets including packaging, nonwovens, electronics, medical, appliances, energy, transportation, construction, and general product assembly and finishing. Founded in 1954 and headquartered in Westlake, Ohio, the company has operations and support offices in more than 30 countries. Visit Nordson on the web at http://www.nordson.com, @Nordson_Corp, or www.facebook.com/nordson.

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands except for per-share amounts)

SECOND QUARTER PERIOD
Period Ending April 30, 2013
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	Second Quarter		Year-to-Date
	2013	2012	2013	2012

Net sales	$382,100	$315,193	$729,143	$591,029
Cost of sales	165,162	125,537	314,976	232,027
Selling & administrative expenses	134,736	112,799	270,401	225,658

Operating profit	82,202	76,857	143,766	133,344

Interest expense - net	(3,518)	(2,014)	(7,500)	(3,863)
Other income (expense) - net	(565)	137	(1,765)	1,129

Income before income taxes	78,119	74,980	134,501	130,610
Income taxes	23,514	22,869	37,885	40,161

Net Income	$54,605	$52,111	$96,616	$90,449

Return on sales	14%	17%	13%	15%
Return on average shareholders' equity	30%	37%	27%	32%

Average common shares outstanding (000's)	64,320	64,426	64,296	64,749
Average common shares and
common share equivalents (000's)	64,970	65,179	64,959	65,407

Per share:

Basic earnings	$.85	$.81	$1.50	$1.40
Diluted earnings	$.84	$.80	$1.49	$1.38

Dividends paid	$.15	$.125	$.30	$.25

SECOND QUARTER PERIOD
Period Ending April 30, 2013
(Unaudited)

CONSOLIDATED BALANCE SHEET
	April 30	October 31
	2013	2012

Cash and marketable securities	$62,792	$41,518
Receivables	302,912	324,563
Inventories	188,520	169,585
Other current assets	53,522	50,957
Total current assets	607,746	586,623

Property, plant & equipment - net	187,174	174,931
Other assets	1,062,417	1,067,961
	$1,857,337	$1,829,515

Notes payable and debt due within one year	$65,703	$105,669
Accounts payable and accrued liabilities	207,580	238,015
Total current liabilities	273,283	343,684

Long-term debt	551,560	528,041
Other liabilities	296,899	288,020
Total shareholders' equity	735,595	669,770
	$1,857,337	$1,829,515

Other information:

Employees	5,474	5,361

Common shares outstanding (000's)	64,215	64,257

NORDSON CORPORATION
FINANCIAL HIGHLIGHTS
(Dollars in thousands)

SECOND QUARTER PERIOD
Period Ending April 30, 2013
(Unaudited)

	Second Quarter		% Growth over 2012			Year-to-Date		% Growth over 2012
SALES BY BUSINESS SEGMENT	2013	2012	Volume	Currency	Total	2013	2012	Volume	Currency	Total

Adhesive dispensing systems	$196,380	$154,698	29.8%	-2.9%	26.9%	$379,758	$293,870	31.2%	-2.0%	29.2%
Advanced technology systems	130,001	114,998	14.0%	-1.0%	13.0%	238,710	215,105	11.3%	-0.3%	11.0%
Industrial coating systems	55,719	45,497	23.9%	-1.4%	22.5%	110,675	82,054	35.9%	-1.0%	34.9%

Total sales by business segment	$382,100	$315,193	23.2%	-2.0%	21.2%	$729,143	$591,029	24.6%	-1.2%	23.4%

	Second Quarter					Year-to-Date
OPERATING PROFIT BY BUSINESS SEGMENT	2013	2012				2013	2012

Adhesive dispensing systems	$51,339	$51,518				$95,013	$98,745
Advanced technology systems	33,112	28,683				53,845	44,683
Industrial coating systems	8,150	5,362				15,311	6,500
Corporate	(10,399)	(8,706)				(20,403)	(16,584)

Total operating profit by business segment	$82,202	$76,857				$143,766	$133,344

	Second Quarter		% Growth over 2012			Year-to-Date		% Growth over 2012
SALES BY GEOGRAPHIC REGION	2013	2012	Volume	Currency	Total	2013	2012	Volume	Currency	Total

United States	$114,813	$85,647	34.1%	-	34.1%	$226,117	$160,849	40.6%	-	40.6%
Americas	36,147	25,927	41.1%	-1.7%	39.4%	63,834	46,126	39.3%	-0.9%	38.4%
Europe	99,196	91,430	9.9%	-1.4%	8.5%	193,831	178,013	9.5%	-0.6%	8.9%
Japan	31,614	30,004	20.4%	-15.0%	5.4%	67,210	60,039	23.3%	-11.4%	11.9%
Asia Pacific	100,330	82,185	22.1%	-	22.1%	178,151	146,002	21.3%	0.7%	22.0%

Total Sales by Geographic Region	$382,100	$315,193	23.2%	-2.0%	21.2%	$729,143	$591,029	24.6%	-1.2%	23.4%

	Second Quarter					Year-to-Date
SELECTED SUPPLEMENTAL INFORMATION	2013	2012				2013	2012

Depreciation and amortization	$13,140	$7,990				$26,189	$15,959
Capital expenditures	$16,190	$5,726				$23,714	$14,370
Dividends paid	$9,667	$8,058				$19,308	$16,191

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING MAY 19, 2013
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	-1%	United States	-3%
Advanced technology systems	-	Americas	-
Industrial coating systems	-11%	Europe	2%
		Japan	19%
Total	-2%	Asia Pacific	-9%

		Total	-2%

Notes:
1.	Numbers in this table are unaudited and exclude the effects of currency movements.
2.	Pro-forma changes in order rates were calculated as though 2012 acquisitions were owned in both years.

NORDSON CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

SECOND QUARTER PERIOD
Period Ending April 30, 2013
(Unaudited)

	Second Quarter		Year-to-Date
	2013	2012	2013	2012

Diluted EPS as reported (U.S. GAAP)	$0.84	$0.80	$1.49	$1.38

Short-term inventory purchase accounting adjustments	-	-	-	0.02
Severance and restructuring	-	0.04	0.01	0.05
Pension termination expense	-	-	-	0.01
Discrete tax items	-	-	(0.04)	-

Diluted EPS as adjusted (Non-GAAP)	$0.84	$0.84	$1.46	$1.46

Adjusted EPS is not a measurement of financial performance under GAAP, and should not be considered as an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation and facilitate comparability of results with prior periods. Our calculation of this non-GAAP measure may not be comparable to the calculation of a similarly titled measure reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com